EXHIBIT 10(iv)

i

ii

Section 16.8 Non-solicitation or Hiring of Employees	22
Section 16.9 Expenses	22
Section 16.10 Notices	23
Section 16.11 Amendment and Waiver	23
Section 16.12 Entire Agreement	23
Section 16.13 Severability	23
Section 16.14 Governing Law	24
Section 16.15 Force Majeure	24
Section 16.16 Counterparts	24

EXHIBIT 1.01—INDEX OF TERMS DEFINED IN THE AGREEMENT	1

ADDENDUM I—TELECOM SERVICES	1
Telecom Carrier Contract Services	1
Telecom Support Services	1
Charges	1
Expiration / Extension of Current Telecom Carrier Contracts	1
Telecom Locations	1
Overview of Telecom Support Services	1
Specific Telecom Support Services	2
Personnel Levels and Skills Maintenance	3

ADDENDUM II—TANDEM SERVICES	1
General	1
Locations	1
Specific Tandem Services	1
Interface Management	2
Personnel Levels and Skills Maintenance	2
Reporting	3

ADDENDUM III—TRANSITION SERVICES	INTENTIONALLY DELETED

ADDENDUM IV—AD HOC SERVICES	1
General	1
Project Requests: Protect Management	1
Resource Commitment	2

ADDENDUM V—ALLOCATION OF COSTS	INTENTIONALLY DELETED

ADDENDUM VI—TERMINATION FEE	INTENTIONALLY DELETED

ADDENDUM VII—CAPACITY PLANNING	1
12-Month Rolling Forecasts	1
Additional Capacity Requirements	1

iii

AMENDED AND RESTATED

INTERCOMPANY SYSTEMS/NETWORK SERVICES AGREEMENT

This Amended and Restated Intercompany Systems/Network Services Agreement (the “Agreement”) is between NDCHealth Corporation (formerly known as National Data Corporation), a Delaware corporation (“NDC” or “Provider”), and Global Payments Inc., a Georgia corporation (“Global” or “Recipient”) (Global and NDC are each referred to as a “Party” and both are referred to as the “Parties”), which was originally dated and made effective as of January 31, 2001 (the “Effective Date”), was subsequently and repeatedly amended to extend its original term, and is hereby amended and restated as of June 1, 2003.

Background

Prior to the Effective Date, NDC had two primary areas of business, the processing of electronic payments and related information transactions (the “eCommerce Business”) and the processing of Healthcare provider claims and related transactions among health care providers and health care insurers as well as providing Healthcare data base information, (the “Health Business”)

The Board of Directors of NDC has determined that it is in the best interests of NDC and its shareholders for NDC to transfer and assign to Global the capital stock of National Data Payment Systems, Inc., Global Payment Holding Company, NDC Holdings (UK) Ltd., Merchant Services U.S.A. and their respective subsidiaries (the “NDC Global Subsidiaries”) that hold all of the assets and liabilities that currently constitute NDC’s Global business and a 0.85% general partnership interest in GPS Holding Limited Partnership as a contribution to the capital of Global and to receive in exchange therefor shares of Global common stock, and to thereafter make a distribution (the “Distribution”) on a date (the “Distribution Date”) to the holders of NDC common stock of all of the outstanding shares of Global common stock at the rate of eight-tenths (0.8) of a share of Global common stock for every one share of NDC common stock outstanding pursuant to a Distribution Agreement, dated as of the date hereof, between NDC and Global (the “Distribution Agreement”). The Parties intend that the transactions described in the Distribution Agreement will be effective at the Effective Time (as that term is defined in the Distribution Agreement). Upon the Effective Time, NDC’s business will be the Health Business, and Global’s business will be the eCommerce Business.

Although the transactions provided for in the Distribution Agreement and the Ancillary Agreements (as that term is defined in the Distribution Agreement) will provide for the separation of NDC and Global into separate and distinct entities and the substantial separation of their operations, and although the Parties had, prior to the Effective Date, begun (and in some cases, completed) the separation of certain computer system and network system functions, other computer systems and network activities presently shared by the Parties, such as the network of interrelated Tandem computers and related devices and systems (the “Tandem System”), and the telecommunication contracts and related devices and systems (the “Telecom System”) that serve both the Health Business and the eCommerce Business should not be separated as of the Effective Date for economic reasons for both companies.

Accordingly, the Parties deem it to be appropriate and in their best interests in connection with the Distribution that NDC shall provide to Global certain services upon the terms and conditions of this Agreement for the period provided for herein and that Global will pay NDC for such services as set forth herein.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1 DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Terms Defined in the Agreement

An index of terms defined in the body of the Agreement is attached hereto as Exhibit 1.01- Index of Terms Defined in the Agreement.

Section 1.2 Rules of Construction

In this Agreement, unless the context requires otherwise, the singular shall include the plural and vice versa. The words “including,” “includes” or “included,” shall be deemed to be followed by the words “without limitation.”

Article 2 PROVISION OF SERVICES

(a) “Services” means the services described (i) in Addendum I—Telecom Services (the “Telecom Services,” which term refers to both the Telecom Carrier Contract Services described therein (the “Telecom Carrier Contracts Services”) and the Telecom Support Services described therein (the “Telecom Support Services”)); (ii) in Addendum II—Tandem Services (the “Tandem Services”); and (iii) in Addendum IV-Ad Hoc Services (the “Ad Hoc Services”).

(b) Starting on the Effective Date and continuing during the Term, Provider shall provide the Services to, and perform the Services for, Recipient, subject to the terms and conditions of this Agreement and subject to Recipient’s right to discontinue any of the Services in its sole discretion, provided however that any such discontinuation will not have an effect on the fixed fee set forth in Article 4.

(c) There may be functions, responsibilities, activities and tasks not specifically described in this Agreement which are required for the proper performance and provision of the Services and are an inherent part of, or a necessary sub-part included within, the Services. If such functions, responsibilities, activities and tasks are determined to be required for the proper performance and provision of the Services, or are an inherent part, or a necessary sub-part included within, the Services, such functions, responsibilities, activities and tasks shall be deemed to be implied by and included within the scope of the Services, to the same extent and in the same manner as if specifically described in this Agreement. Each such determination shall be made by agreement of the Parties or resolved pursuant to the dispute resolution provisions of Article 15 hereof.

(d) During the Term, each Party may exercise control over some portion(s) of the facilities to be used to provide and perform the Services for Recipient. Each Party shall provide the other Party and its employees agents and representatives reasonable access to such portion(s) of the facilities as necessary or appropriate for the performance, delivery and use of the Services and for the operation, maintenance, upgrade, support and use of any other hardware, software and other resources owned or leased by either Party and located in the facilities.

Article 3 NATURE OF ENGAGEMENT

Intentionally omitted.

Article 4 FEES

(a) From June 1, 2003 until October 31, 2003, Recipient shall pay Provider $468,080 per month for all of the Services provided hereunder (except for the Telecom Carrier Contract Services and shall specifically include any and all Ad Hoc Services). From November 1, 2003 until the Toronto Termination Date (as defined below), Recipient shall pay Provider $393,840 per month for all of the Services provided hereunder (except for the Telecom Carrier Contract Services and except for Ad Hoc Services as provided in Section (d) below). From the Toronto Termination Date until September 30, 2005, Recipient shall pay Provider $350,418 per month for all of the Services provided hereunder (except for the Telecom Carrier Contract Services and except for Ad Hoc Services as provided in Section (d) below). The “Toronto Termination Date” shall be the date that Recipient no longer utilizes the Tandem Services currently being provided to such office. The foregoing includes 5000 man hours of technical assistance free of charge, which man-hours may be used by Recipient, in its discretion, either for Ad Hoc Services or for Transition Services (“5000 Free Hours”).

(b) In the event Recipient continues to utilize the Tandem Services beyond September 30, 2005, in accordance with Section 7.2 or 7.8 of this Agreement, Recipient shall reimburse Provider a percentage of the Tandem depreciation, hardware/software maintenance costs, license fees, operations and technical support manpower costs, supplies, and data center facilities costs, based on their portion of usage of the Tandem System and excluding all overhead, but in no event shall such costs exceed $292,000 per month prorated accordingly. Each monthly or partial month invoice shall contain sufficient back-up documentation for Recipient to evaluate the costs being passed through to it.

(c) For the Telecom Carrier Contract Services, Recipient will reimburse Provider for minutes, line charges, fees, maintenance, equipment, and related telecom carrier charges based on either explicit usage (i.e. such charges are for services provided exclusively to Recipient and identified as such in the carrier billing) or on an allocated cost basis in those cases where the carrier services is shared by the Parties under an arrangement with consolidated billing. The allocation will be based on proportionate usage as reasonably determined by the parties. The costs invoiced to Recipient will be on a pass-through basis only with no prorated share of overhead costs added.

(d) For the Ad Hoc Services, Recipient will reimburse Provider in accordance with Addendum IV. Recipient shall, at its option, either deduct the man-hours from the 5000 Free Hours, pay such invoice, or any combination thereof.

(e) Except as specifically set forth in this Agreement, Provider shall have no right to charge Recipient for any other fees, expenses, charges, or costs of any nature whatsoever.

Article 5 ACKNOWLEDGMENT OF UNIQUE RELATIONSHIP

The Parties acknowledge and agree that the relationship established by this Agreement, which has been established as a result of the fact that, prior to the Distribution Date, the Services were provided to the Health Business and the eCommerce Business from a unified system, is unique. The Parties further acknowledge and agree that, after the Distribution Date, (i) the Tandem Services will be provided to Recipient by Provider using the same integrated, networked computer system that provides similar services to Provider’s business; and (ii) the Telecom Carrier Contract Services obtained for Recipient are and will be managed and supervised as part of similar services obtained for Provider’s business using the same integrated, networked system for as long as Recipient requests such Services. Finally, the Parties acknowledge and agree that the Services are not being provided by Provider in order to make a profit.

Article 6 INVOICES AND PAYMENTS

Section 6.1 Invoices

On November 28, 2003, Recipient shall wire transfer Provider $11,890,785 which includes: $1,653,562 which represents full and final payment for all sums due under this Agreement for the time period from June 1, 2003 until October 31, 2003; $1,027,756 which represents full payment of a telecom bill that has been the subject of a dispute between the Parties; $151,049 due for rent for the Atlanta headquarters through October 31, 2003; and $9,058,320 for the pre-payment of all amounts due hereunder for all Services (except for the Telecom Carrier Contract Services and the Ad Hoc Services) from November 1, 2003 until September 30, 2005.,Such amount assumes that the Toronto Termination Date will occur on September 30, 2005. . Once Recipient has finished its planning and has a scheduled Toronto Termination Date, Provider shall reimburse Recipient $1447 for each day from the scheduled Toronto Termination Date until September 30, 2005. In the event the Toronto Termination Date occurs before the scheduled Toronto Termination Date, Provider shall reimburse Recipient $1447 for each day from the scheduled Toronto Termination Date until the actual Toronto Termination Date. In the event the Toronto Termination Date occurs after the scheduled Toronto Termination Date, Recipient shall pay Provider $1447 for each day commencing the day after the scheduled Toronto Termination Date until the actual Toronto Termination Date. The Recipient shall have the right to offset any amount owed to it by Provider in accordance with the foregoing against any amount owed by Recipient to Provider under this Agreement or under any other agreement between the Parties.

Provider will provide Recipient monthly invoices which shall list with respect to the period covered by such invoice the costs allocated to it in connection with the Telecom Carrier Contract Services together with the invoice from the applicable carrier and back-up documentation sufficient for Recipient to evaluate how Provider has allocated the costs amongst the Parties.

Provider will provide monthly invoices which shall list with respect to the period covered by such invoice the Ad Hoc Services (which the parties mutually agree are Ad Hoc Services). Such invoice shall include by project detailed information concerning the tasks performed, people involved, and number of man hours spent. The descriptions provided should be specific enough to allow a person unfamiliar with the project to determine what function is being performed and the necessity of the function to the progress of the project. The parties will mutually agree upon a format for such invoices.

Provider will use commercially reasonable efforts to provide Recipient with an invoice by the third business day of the month following the month in which the Services were rendered.

Recipient must notify Provider of any objection within thirty (30) days after its receipt of the invoice and the relevant back-up documentation, and must provide reasonable details as to specific charges to which Recipient objects, and the basis for such objection if it intends to withhold payment pursuant to Section 6.2. Failure to notify Recipient of a dispute or failure to withhold a disputed payment shall have no effect on the rights of the parties set forth in Section 16.1 and 16.2.

Section 6.2 Payment

Recipient agrees to pay Provider all amounts charged to it in accordance with this Agreement by wire transfer to a bank account designated by Provider electronically within ten (10) business days of the time of Recipient’s receipt of an invoice prepared in accordance with Section 6.1 hereof. Any payments for overcharges or undercharges required under Section 16.1 or 16.2 shall be made within ten (10) days of discovery of such overcharge or undercharge and shall also be made by wire transfer to a bank account designated by Recipient or Provider, as the case may be.

If any portion of an amount due to Provider under this Agreement is subject to a dispute between the Parties, Recipient shall nonetheless pay and remit to Provider on the date such amount is due all amounts not disputed in good faith by Recipient.

Article 7 TERM AND TERMINATION

Section 7.1 Initial Term

This Agreement, as amended and restated, shall commence on June 1, 2003 and shall expire on September 30, 2005 (the “Initial Term”), unless (i) renewed or extended as provided in Section 7.2 or Section 7.4 hereof or (ii) terminated earlier in accordance with the terms of this Agreement.

Section 7.2 Renewal Terms

This Agreement may be renewed for one renewal term of six (6) months if, during the Initial Term, Recipient gives written notice of renewal at least 120 days prior to the last day of the Initial Term (the Initial Term and the “Renewal Term” are collectively referred to herein as the “Term”).

Section 7.3 Extension of Telecom Carrier Contract Services

Intentionally omitted.

Section 7.4 Extension in Connection with Termination Assistance

If, pursuant to Section 7.8, Recipient requests that Provider provide Termination Assistance Services, then this Agreement shall be extended during the period that Provider provides such Termination Assistance Services.

Section 7.5 Termination

Recipient may terminate this Agreement if Provider becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States, or make a general assignment for the benefit of creditors.

Section 7.6 Rights Upon Termination

At the expiration or earlier termination of this Agreement for any reason (or as reasonably appropriate upon the earlier splitting of the Telecom Carrier Contract Services), however described, the Parties agree as follows:

(a) Upon Recipient’s request, Provider agrees to transfer to Recipient that portion of the equipment and hardware used by Provider as of the Effective Date to provide the Services to Recipient, in accordance with the terms of Article 8 below;

(b) Each Party will provide to the other a source code and object code license to any derivative works of Shared Software required to be provided under Section 11.4 below;

(c) If Provider is a licensee of any software which is used only for the purpose of providing Services to Recipient, Recipient may elect to take a transfer or an assignment of such license, subject to the terms of such license, and provided that Recipient assumes responsibility for any maintenance or other payments under such Third Party Agreements that arise or become due and payable after the effective date of termination or expiration of the Agreement. In the event of a transfer or assignment pursuant to this Section 7.6(c), Recipient shall also pay any transfer fee or similar charge imposed by the applicable vendor;

(d) If Provider is a licensee of any software which is used both for the purpose of providing Services to Recipient and for Provider’s own needs, and Recipient must obtain its own license if it intends to use such software after the effective date of termination or expiration of this Agreement each Party will be responsible for obtaining their respective licenses, but if any one-time fee is imposed by a vendor to grant such license (but not any ongoing fees or royalty payments), such one time fee shall be shared by the Parties equally, and

(e) Upon Recipient’s request, Provider will transfer or assign to Recipient or its designee, on mutually acceptable terms and conditions, any Third Party Agreements not otherwise treated in this Article 7.

Section 7.7 Cessation of Performance; Payment

Upon expiration or termination of this Agreement for any reason, except as provided in Section 7.8, Provider will cease to have any obligation to perform the Services hereunder, and Recipient will pay and remit to Provider all amounts due to Provider hereunder through the date of such expiration or termination.

Section 7.8 Termination Assistance Services

In connection with the expiration or termination of this Agreement for any reason, Provider will, at the request of Recipient, (i) provide the Tandem Services for up to six (6) months after the expiration or termination of this Agreement and (ii) provide the termination assistance services reasonably requested by recipient prior to the expiration or termination of this Agreement and for up to twelve (12) months thereafter (the “Transition Services”), in each case as reasonably needed by Recipient in order to assist Recipient in the orderly transfer of the Services from Provider to Recipient or to another services provider (collectively, Services under (i) and (ii) above shall constitute the “Termination Assistance Services”).

If Tandem Services continue to be provided after September 30, 2005, then Recipient shall pay for such services in accordance with Article 4 (b) of this Agreement. Recipient shall not be obligated to pay Provider for any other Termination Assistance Services except as specifically set forth below.

The parties shall use commercially reasonable efforts to work together to establish a “Termination Plan” within ninety (90) days from the date hereof. Provider and Recipient shall designate a mutually agreeable employee of NDC to serve as the “NDC Health Transition Project Manager.” Such person shall be a full time person and shall spend at least one-half of his or her time from November 30, 2003 through the term of this Agreement, as extended during the time Termination Assistance Services are being provided, on Transition Services as designated by Recipient. In the event such individual leaves the employ of Provider prior to the completion of the Termination Plan, the parties shall mutually agree upon a suitable replacement. Once the Termination Plan has been developed and before any Transition Services have been provided, Provider will give Recipient a good faith estimate regarding the number of man hours of technical assistance necessary to provide the Transition Services contemplated by the Termination Plan. Status reports prepared by Provider on a weekly basis shall summarize the man hours spent on Transition Services. Such status reports shall include reasonably detailed information concerning the tasks performed, people involved, and number of man hours spent. The descriptions provided should be specific enough to allow a person unfamiliar with the project to determine what function is being performed and the necessity of the function to the progress of the project. The parties will mutually agree upon a format for such status reports.

Recipient shall not be required to pay for any Transition Services unless the Recipient requests that Provider provide more than the 5000 Free Hours (less the number of man hours specifically used by Recipient for Ad Hoc Services as described in Article 4(d)). In such event, the. Recipient shall be required to reimburse the Provider for its actual costs (prorated salary plus benefits) for the excess time and then only if Provider notifies Recipient in writing that it has exceeded the allotted time together with reasonable back-up documentation summarizing the man hours spent on transition assistance and provides a written estimate of the additional time required to perform the Transition Services in advance. The services of the NDC Health Transition Project Manager and all time spent in the planning phases shall be provided free of charge and shall not be charged against the 5000 Free Hours. For greater certainty, the number of man hours spent by Provider and charged against the 5000 Free Hours shall include the number of hours incurred in connection with the disconnection of such equipment and devices but not any hours utilized in reconnecting any portions of the Tandem System, the Telecom System or any Ancillary System necessitated by the disconnection of such equipment and devices. All time spent in connection with the Telecommunication Task Force referred to in Addendum I related to negotiating with communications vendors and planning in connection with the separation and Termination Plan shall be provided free of charge and shall not be charged against the 5000 Free Hours. All overhead and administrative time, including but not limited to, human resources, legal, accounting, finance, treasury, facilities, etc. shall not be charged to Recipient and shall not be charged against the 5000 Free Hours. In addition to the foregoing, in the event there are any actual and out of pocket expenses which Recipient must incur in connection with the Transition Services, provided Recipient has agreed to such expenses in writing in advance, Provider shall reimburse Recipient for one-half of such expenses. The foregoing shall not include the hiring of third party contractors to perform work that could otherwise be done internally unless Recipient specifically agrees in writing in advance.

Section 7.9 Survival of Selected Provisions

Notwithstanding the expiration or earlier termination of this Agreement for any reason, however described, the following sections of this Agreement shall survive any such expiration or termination: Article 1, Section 7.4, Section 7.6, Section 7.7, Section 7.8, Article 8, Section 11.2, Section 11.3, Section 11.4, Article 13, Article 14, Article 15, Section 16.1, Section 16.2, Section 16.8, Section 16.10, Section 16.11, Section 16.12, Section 16.13 and Section 16.14. Upon termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement will immediately cease and terminate (except for the rights and obligations under those Sections specifically designated to survive in this Section 7.9.).

Article 8 OWNERSHIP OF CERTAIN EQUIPMENT

(a) During the Term, Provider may purchase one or more items of computer equipment and related devices to be added to the Tandem System, the Telecom System and any other systems used to provide the Services (the “Ancillary Systems”) in order to satisfy the capacity requirements of Recipient as reasonably determined by it pursuant to the capacity planning process described in Addendum VII - Capacity Planning, but only upon Recipient’s prior written consent. All such equipment and devices (the “Added Devices”) shall be owned by Provider. Provider will be responsible for maintaining, supporting and operating the Added Devices, which shall be included in the fixed fee referred in Article 4(a). Notwithstanding the foregoing, in the event there is an Added Device added after November 30, 2003 with Recipient’s written consent and Provider’s costs for maintaining, supporting, and operating such Added Device is incrementally higher than supporting the equipment in place immediately before such addition, then the parties shall enter into good faith discussions regarding a reasonable increase in the fixed fees set forth in Article 4 of this Agreement to cover Provider’s actual costs in connection therewith.

(b) For Added Devices added prior to November 30, 2003 and for any Added Devices added after November 30, 2003 without Recipient’s prior written consent, all fees in connection therewith are included in the fixed fees set forth in Article 4(a). If after November 30, 2003, Recipient has given Provider its written consent to add such device and such Added Device is used exclusively by Provider to provide services to Recipient, the Recipient will pay Provider in addition to the fixed fees set forth in Article 4 (a) a monthly fee for such Added Devices equal to (i) (w) the sum of the invoice price for each such Added Device plus any installation costs associated with the integration and implementation of the Added Device into the Tandem System divided by (x) the number of months over which such Added Device is depreciated by Provider for financial accounting purposes (provided that the depreciation method is in accordance with generally accepted accounting principles and is approved by Recipient (which approval shall not be unreasonably withheld)) plus in each month (ii) an amount equal to (y) the monthly rate of interest paid by Provider during the immediately preceding month under its principal credit line multiplied by (z) the remaining undepreciated amount described in clause (i)(w) above as of the first day of the month for which the fee is being calculated.

(c) In addition, upon the expiration or termination of this Agreement, Recipient shall get possession and ownership from Provider of the circuits (and the CSU/DSU and dial back-up equipment associated with such circuits) contained in the Telecom System owned by Provider and used by Provider as of the Effective Date to provide Services to Recipient free of charge. Recipient shall not be responsible to pay Provider for any expenses incurred to transfer ownership and possession of same to Recipient, except as specifically set forth in Section 7.8. The parties shall each pay one-half of the costs of any shipping charges incurred in delivering any such equipment or devices. In addition, upon the expiration or termination of this Agreement, Recipient may acquire possession and ownership from Provider of that portion of the Tandem System, the Telecom System (except as set forth above) and any Ancillary System owned by Provider and used by Provider as of the Effective Date to provide Services to Recipient (including Added Devices described above), or that Provider otherwise agrees to transfer to Recipient, upon payment of an amount equal to the unrecovered/undepreciated capitalized cost of such portion of the Tandem System, the Telecom System and any Ancillary System to be acquired by Recipient remaining on Provider’s balance sheet. Recipient shall not be responsible to pay Provider for any expenses incurred to transfer ownership and possession of same to Recipient, except as specifically set forth in Section 7.8. The parties shall each pay one-half of the costs of any shipping charges incurred in delivering any such equipment or devices. Provider represents, warrants and covenants that any and all computer equipment and related devices transferred to Recipient pursuant to this Article 8 shall be in good working condition as of the date of transfer to Recipient.

(d) Provider and Recipient acknowledge and agree that either party may purchase equipment and devices for its exclusive use (the “Exclusive Devices”) that will interconnect with the Tandem System, the Telecom System or Ancillary Systems; provided, however, that the party wishing to interconnect an Exclusive Device must first demonstrate that the interconnection of such Exclusive Device to the Tandem System will not materially and adversely affect the integrity, security, functionality or performance of the Tandem System. The Party adding such Exclusive Device will be responsible for maintaining, supporting and operating it, except as set forth in the next sentence. If the Provider is maintaining, operating, and/or supporting any Exclusive Device on behalf of Recipient on or before November 30, 2003, the Provider shall continue doing so through the term of this Agreement unless requested by Recipient to stop and the fees associated with such maintenance, support, or operation shall be considered to be included in the fixed fees set forth in Article 4 of this Agreement.

Article 9 SERVICE LEVELS

Section 9.1 General

The Parties have agreed to a procedures manual (the “Procedures Manual”) that governs the performance of the Services by Provider. Provider agrees that the performance and delivery of the Services will meet or exceed any agreed upon service levels to be set forth in the Procedures Manual, and Recipient agrees that its only remedies for the failure of the performance or delivery of the Services to meet or exceed any agreed upon service levels set forth in the Procedures Manual will be the remedies, if any, set forth in the Procedures Manual.

Section 9.2 Future Service Levels

If a service level for a particular Service or aspect of the Services is not set forth in the Procedures Manual, and Recipient requests that one or more service levels be established for a particular aspect of the Services, then Provider, with the assistance of Recipient, shall perform an assessment of the historical service levels as they existed for the twelve (12) month period before the Effective Date for such aspect of the Services, and Provider will propose service levels based on that assessment. When service levels for such aspect of the Services have been accepted in writing by Recipient and Provider, such service levels shall be incorporated into the Procedures Manual, and Provider will thereafter perform in accordance with such new service levels. The Parties intend that any and all service levels will not be less favorable to Recipient during the Term than they are at the initiation of the Services pursuant to this Agreement.

Section 9.3 Review and Remedy

The Parties will review the extent to which the Services were performed in accordance with the Procedures Manual as part of each Monthly Review (as that term is defined below). If the Services have been performed at a level below any applicable service levels included in the Procedures Manual, each Party may propose one or more remedies if no specific remedy is set forth in the Procedures Manual. These remedies can include modification of the applicable service levels, equipment changes or changes in operational processes. If, after the involvement of the Senior Representatives, the Parties are unable to agree to remedies, either Party may invoke the provisions of Article 15. Notwithstanding the foregoing, in the event that the Parties cannot reach agreement regarding a remedy for a failure to meet applicable service levels after resort to the dispute resolution procedures set forth in Article 15, then the Parties may pursue the remedies, if any, available under the Procedures Manual.

Article 10 PROJECT MANAGEMENT AND ADMINISTRATION

Section 10.1 Senior Representatives; Monthly Reviews

Provider and Recipient each shall appoint a senior member of management to represent them with respect to the relationship of the Parties hereunder (each, a “Senior Representative”). The Provider Senior Representative and the Recipient Senior Representative shall meet at least one time each calendar month (the “Monthly Review”) to review Provider’s performance under this Agreement.

Section 10.2 Account Managers; Weekly Meetings

Provider and Recipient will each appoint an account manager to serve as such Party’s main contact with the other Party for project and request submissions, status reporting, disputes and other issues related to this Agreement (each, an “Account Manager”). The Account Managers shall hold weekly meetings (the “Weekly Meetings”) to discuss performance under this Agreement and all operational and administrative issues relating thereto. The Weekly Meeting will be the formal mechanism for Recipient to submit new Ad Hoc Project requests and discuss on-going Ad Hoc Projects.

Section 10.3 Capacity Planning

The Parties will plan for future capacity needs, both with respect to the Tandem System and the Telecom System, as set forth in

Section 10.4 Ad Hoc Project Planning

The Parties will plan, and Provider shall perform, any and all ad hoc projects needed by Recipient (each, an “Ad Hoc Project”) as set forth in Addendum IV- Ad Hoc Services.

Section 10.5 Personnel Decisions

(a) Provider will consult with Recipient in each instance prior to transferring, reassigning, terminating, hiring or making other changes in any of the human resources allocated by Provider as of the Effective Date to the performance and delivery of the Services, or, with respect to Ad Hoc Projects, assigned to the performance of an Ad Hoc Project pursuant to Addendum IV hereto. Provider will use commercially reasonable efforts to maintain continuity of the persons performing Services under this Agreement.

(b) If Recipient reasonably and in good faith determines that it is not in Recipient’s best interests for any Provider or subcontractor employee to be appointed to perform or to continue performing any of the Services, Recipient shall give Provider written notice specifying the reason for its position and requesting that such employee not be appointed or be removed from the Provider group servicing Recipient and be replaced with another Provider employee. Promptly after its receipt of such a notice, Provider shall investigate the matters set forth in the notice, discuss with Recipient the results of the investigation, and the Parties will use commercially reasonable efforts to resolve the matter on a mutually acceptable basis. Since the Provider is ultimately accountable for delivery of service to Recipient, Provider shall be the party ultimately responsible for deciding the resolution of such issues.

Section 10.6 Efficient Use of Resources

Provider shall take commercially reasonable actions to efficiently administer, manage, operate and use the resources employed by Provider to provide and perform the Services that are chargeable to Recipient under this Agreement.

Article 11 SOFTWARE

Section 11.1 Third Party Agreements

(a) NDC represents and warrants that it has obtained all Required Consents (as defined below) under the contractual, leasing and licensing arrangements used by NDC to provide the Tandem Services and the Telecom Contract Carrier Services (the “Third Party Agreements”). The parties have agreed on a list of all. Third Party Agreements. NDC will use the services, products and software licensed or acquired under the Third Party Agreements, together with the Shared Software (as that term is defined below) and the computer hardware and other devices owned by it to operate the Tandem System, the Telecom System and the Ancillary Systems and to provide and deliver the Tandem Services and the Telecom Contract Carrier Services to Recipient under the terms of this Agreement.

(b) The Parties believe that the terms and conditions of the Third Party Agreements permit Provider to provide the Tandem Services and the Telecom Contract Carrier Services to Recipient pursuant to the terms of this Agreement without any increase in any royalty fee or any other adverse change in the terms and conditions of such agreements; however, to the extent that Provider determines or has notice of any claim that any Third Party Agreement restricts Provider from providing any of such Services, Provider shall promptly negotiate an amendment to such Third Party Agreement so that it may provide such Services (whether by the grant of a sublicense or otherwise), and in such event if Provider incurs any increase in the cost of the royalty fee or other adverse change in the terms and conditions of an existing Third Party Agreement, or renewal or extension thereof, the Provider shall be responsible therefore and any costs in connection therewith shall be considered to be included in the fixed fees payable by Recipient hereunder. For purposes of this Agreement, Required Consents means any consents or approvals required to be obtained for the Recipient and Provider to have access to, and use of, the space, equipment, software and/or third party services provided under the Third Party Agreements in connection with the Services.

Provider will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs incurred in connection with the use of Third Party . Software, all of which are included in the fixed fees set forth in Article 4. Except as set forth in the next sentence, Recipient will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs of any Third Party Software used by Provider solely to provide Services to Recipient. To the extent specific items referred to in the foregoing sentence has been paid by Provider in the past and passed through to Recipient as a part of the Network and Systems Services fee, Recipient shall continue doing so and such amounts shall be considered to be included in the fixed fees set forth in Article 4.

Section 11.2 Shared Software

Prior to the Effective Date, Provider had internally developed certain software, some of which was used to support the Health Business, some of which was used to support the eCommerce Business, and some of which (including, but not limited to, the FrontEnd switch) was used to support both the Health Business and the eCommerce Business (the “Shared Software”). Upon the Effective Date, each Party will have joint ownership in all Shared Software.

Section 11.3 Use and Licensing Restrictions on Shared Software

(a) Notwithstanding its joint ownership of the Shared Software, Provider agrees that it may not, during the Term or at any time thereafter, use any Shared Software to operate or facilitate the operation of any business substantially similar to the eCommerce Business (except as required to perform the Services for Recipient in accordance with this Agreement).

(b) Notwithstanding its joint ownership of the Shared Software, Recipient agrees that it may not, during the Term or at any time thereafter, use any Shared Software to operate or facilitate the operation of any business substantially similar to the Health Business.

(c) The Parties agree that, in the event that any Shared Software is sold or licensed by either Party during the Term to any third party, all net revenue received in connection with such sale or license shall be divided equally between the Parties.

(d) In the event that either Party breaches the restrictions set forth in this Article 11 with respect to Shared Software, the non-breaching Party shall be entitled to seek injunctive relief and damages for such breach.

Section 11.4 Derivative Works

(a) Each Party has the right to develop derivative works of any of the Shared Software. The Parties agree that derivative works of Shared Software developed by a Party shall also be considered to be Shared Software and shall be subject to all of the restrictions contained in Section 11.3 above, provided however, in the case of a derivative work of Shared Software that executes solely on a technology platform other than a Tandem platform, the restrictions on use and licensing set forth in this Article 11 shall expire ten (10) years after the effective date of the termination or expiration of this Agreement.

(b) During the Term, each Party shall be obligated to furnish to the other Party any and all derivative works of any Shared Software that execute on a Tandem platform, but neither Party shall be obligated to furnish to the other Party any derivative works of any Shared Software that executes solely on a technology platform other than the Tandem platform. After the Term, neither Party shall be obligated to furnish the other Party any derivative works of any Shared Software.

Section 11.5 Application of Current Technology

In providing Services hereunder, Provider will continue to utilize the technology that was used prior to the Effective Date. Provider may not make changes to its technology that materially and adversely affect the Services.

If Recipient provides its written consent to any change to the technology used by Provider to perform the Services, and the Parties determine that such change materially increases the quality of the Services, any increased development costs, expenses or fees associated with such technology changes will be shared by Provider and Recipient based on the proportionate use of the Services that were materially improved in quality, provided however that Provider shall be required to provide to Recipient a written quote of all amounts that Provider will be expecting Recipient to pay hereunder prior to receiving Recipient’s written consent thereto.

Article 12 WARRANTIES AND ADDITIONAL UNDERTAKINGS

Section 12.1 By Provider

Provider will perform the Services in a professional and workmanlike manner.

Section 12.2 Security

Provider is responsible for running a professional data center with the normal safeguards of an “average” business. Provider shall perform the Services in accordance with the physical and data security procedures set forth in the Procedures Manual.

Section 12.3 Virus Avoidance

Each Party will take commercially reasonable measures to ensure that no virus or similar items are coded or introduced into any software used to provide the Services and the operating environments used to provide the Services. Both Parties will continue to perform and maintain at least the virus protection and correction procedures and processes in place at Provider prior to the Effective Date. If a virus is found to have been introduced into any software or operating environment used to provide the Services, both Parties shall use commercially reasonable efforts and diligently work to eliminate the effects of the virus. However, Provider shall take immediate action to remediate the virus’ proliferation in the Tandem System and the operating environment used to provide the Services. The Party causing or permitting a virus to be introduced into any software or operating environment used to provide the Services shall bear the costs associated with such efforts and the Losses caused by such a virus. If Recipient introduces or permits the introduction of a virus, Provider shall be relieved of the affected services levels described in the Procedures Manual to the extent such virus impacts Provider’s ability to satisfy such service levels.

Section 12.4 Disabling Codes

Each Party agrees that it will not insert or use disabling codes in any software or equipment used to provide the Services. The Parties further covenant that with respect to any disabling code that may be part of any software or equipment used to provide the Services, neither Party will invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason.

Section 12.5 Pass-Through Warranties

Provider agrees to pass through to Recipient any warranties given by its third party vendors in connection with hardware, software or other products or services used by Provider to provide the Services to the extent permitted by the terms and conditions of such warranties.

Section 12.6 Disclaimer of Warranties.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, OF ANY KIND, NATURE OR DESCRIPTION, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Section 12.7 Noninfringement

Each of the Parties covenants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

Section 12.8 Regulatory Proceedings and Compliance with Laws

Each Party agrees, at its cost and expense, to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary permits for its business, and to comply with all laws and regulatory requirements applicable to the performance of its obligations under this Agreement. If a Party seeking a regulatory approval or a necessary permit is dependant upon the cooperation of other Party in order to obtain such approval or permit, the other Party will provide such cooperation as is reasonably necessary provided that the Party seeking such cooperation shall reimburse the cooperating Party for all actual and out of pocket costs incurred in connection therewith.

Article 13 CONFIDENTIAL INFORMATION

Section 13.1 Confidential Information of Recipient

Provider covenants and agrees to keep and hold in confidence all of Recipient’s data and other confidential or proprietary information (collectively the “Recipient Confidential Information”) provided hereunder or obtained in connection herewith, and will use said Recipient Confidential Information only in connection with the performance of the Services. Provider will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting the Recipient Confidential Information that it uses in safeguarding confidential data of its own, or the confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

Section 13.2 Confidential Information of Provider

Recipient covenants and agrees to keep and hold in confidence all of Provider’s data and other confidential or proprietary information (collectively the Provider Confidential Information) provided hereunder or obtained in connection herewith, and will use said Provider Confidential Information only in connection with its receipt of the Services. Recipient will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting said Provider Confidential Information that it uses in safeguarding confidential data of its own, or confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

Section 13.3 Exclusions

Notwithstanding Section 13.1 and Section 13.2, this Article 13 will not apply to any information which Provider or Recipient can demonstrate, based on documentary evidence, was: (a) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (b) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; or (c) independently developed by the receiving party without reference to Company Information of the disclosing party. Further, either Party may disclose the other Party’s Confidential Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Confidential Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser’s cost and expense.

Section 13.4 Disclosure

Each Party may disclose the other Party’s Confidential Information to those of the recipient Party’s attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information and have agreed to hold the information confidential.

Article 14 INDEMNITIES

Section 14.1 Losses Defined

“Losses” shall mean all losses, liabilities, damages, penalties and claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related costs, expenses and other charges (including all reasonable attorneys’ fees and reasonable costs of investigation, litigation, settlement or judgment, interest and penalties).

Section 14.2 Indemnities for Certain Losses

Each Party shall indemnify (in such case, that Party is referred to as the “indemnitor”) the other Party (in such case, that Party is referred to as the “indemnitee”) from all Losses arising out of:

(a) any claim for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities, or

(b) any claim for wages, benefits, third party fees, taxes, assessments, duties, permits or other charges of any nature for which the indemnitor is financially responsible under this Agreement, as well as any additions to tax, penalties, interest, fees or other expenses incurred by the indemnitor as a result of such charges not being paid at the time or in the manner required by applicable law, or

(c) an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (1) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (2) sexual discrimination or harassment, (3) accrued employee benefits not expressly assumed by the indemnitee and (4) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, with respect to each of clauses (1) through (4), arose when the person asserting the claim, demand, charge, actions, cause of action or other proceeding was or purported to be an employee of the indemnitor, or

(d) any claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country or any state alleged to have been incurred because of or arising out of any aspect of the Services provided by Provider in its performance of the Services, or

(e) any claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of a Party, and its subcontractors caused by the negligence or willful misconduct of such Party, its employees, affiliates or subcontractors. However, neither Party will have any obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of the non-indemnifying Party, its employees, affiliates or subcontractors.

Section 14.3 Limitation of Liability

Except for a breach of Section 6.2, Payment, Section 11.3, Use and Licensing Restrictions on Shared Software, Article 13, Confidential Information, or liabilities arising from the Parties’ indemnification obligations under Section 14.2, Indemnities for Certain Losses, the liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability will be limited to $100,000.00; provided however, that this limitation of liability also will not apply to the liability of either Party to the extent such liability results from (a) that Party’s acts of intentional misconduct in the performance or nonperformance of its obligations under this Agreement; or (b) that Party’s nonperformance of its payment obligations to the other expressly set forth in this Agreement (including but not limited to, with respect to Recipient, Recipient’s obligation to make payments to Provider for Services performed hereunder.)

Section 14.4 Exclusion of Certain Damages

Except for a breach of Section 6.2, Payment, Section 11.3, Use and Licensing Restrictions on Shared Software, Article 13, Confidential Information, or liabilities arising from the Parties indemnification obligations under Section 14.2, Indemnities for Certain Losses, in no event will either Party be liable for any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of the other Party, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

Section 14.5 Duty to Mitigate

Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

Section 14.6 Time Limit to Make Claims

No claim or demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two (2) years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

Article 15 DISPUTE ESCALATION AND MEDIATION

Section 15.1 Resolution of Disputes by Account Managers

All disputes between the Parties regarding charges, work activities, quality of service, the interpretation of any provision of this Agreement or any other issue hereunder shall be first raised with the other Party’s designated Account Manager and the Parties shall endeavor to amicably resolve the same.

Section 15.2 Involvement of Senior Representatives

In the event of any dispute between the Parties regarding charges, work activities, quality of service, the interpretation of any provision of this Agreement or any other issue hereunder that cannot be resolved at the Account Manager level, the nature of the dispute will be reduced to writing and submitted to the other Party’s Senior Representative within thirty (30) days of the event or circumstance giving rise to said dispute, or as soon thereafter as reasonably practical. Any such written complaint shall specifically reference this dispute provision and shall provide reasonable details regarding the nature and facts surrounding the complaint. The Senior Representative shall respond to each complaint received hereunder within thirty (30) calendar days of receipt of said complaint. The Provider Senior Representative and the Recipient Senior Representative shall endeavor to amicably resolve any such dispute.

Section 15.3 Involvement of Chief Executive Officers

In the event that negotiations in accordance with Sections 15.1 and 15.2 have failed to resolve a dispute hereunder, the matter shall be referred to the Chief Executive Officers of Provider and Recipient for attempted resolution. In the event that the dispute cannot be resolved satisfactorily between Provider and Recipient at that level, each Party agrees to submit first to non-binding mediation as provided in Section 15.4 below.

Section 15.4 Non-binding Mediation

(a) In the event non-binding mediation is required by Section 15.3 above, the Parties shall submit the dispute to non-binding mediation to be held in Atlanta, Georgia. The Parties will choose a neutral mediator from a list of mediators maintained by the American Arbitration Association (the “AAA”) office located in Atlanta, Georgia. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA.

(b) Notwithstanding any other provision of this Article 15, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Article 15 would permit or cause irreparable injury to such Party or any third Party claiming against such Party, due to delay arising out of the dispute resolution process.

Section 15.5 Expenses of Mediation

Each Party shall be responsible for its costs of mediation, and the Parties will each pay one-half of the expenses of the mediator and the AAA.

Section 15.6 Sole Remedy Upon Failure of Mediation

In the event that a dispute is not resolved after mediation to the satisfaction of either Party, either Party may pursue any and all remedies available to it at law or in equity (in all cases subject to the limitations of Section 14.3, Section 14.4, Section 14.5 and Section 14.6) (other than termination of this Agreement) for breaches of Sections 6.2, Section 11.3, Section 11.4 or Article 13, or for acts of intentional misconduct in the performance of, or intentional nonperformance of, the Services or the obligations of the Parties pursuant to Article 4, Article 8, Section 12.3, Section 12.4 or Section 14.2.

Section 15.7 Continuation of Services and Obligations Pending Resolution of Disputes

Notwithstanding the existence of a dispute, Provider shall continue to provide the Services during any dispute resolution proceedings (whether informal or formal) and Recipient will continue to perform its obligations (including the making of all payments which are not the subject of a good faith dispute to Provider) in accordance with this Agreement.

Article 16 MISCELLANEOUS

Section 16.1 General Audit Rights

Both parties agree that the amounts charged by Provider hereunder for the time period commencing on the Effective Date and terminating on October 31, 2003, have been paid in full by the Recipient, are final, and shall not be subject to further audit or adjustment by either party. Recipient shall have the right to have the books and records of Provider that relate to any of the fees and expenses charged to Recipient hereunder or to any of the Services (except those covered by the fixed fee set forth in Article 4 hereunder) provided under this Agreement reviewed quarterly by its internal audit staff, or its external auditors (provided that any person that is a member of such audit staff or auditors participating in the audit must first sign a confidentiality agreement containing the same provisions as Article 13 of this Agreement). Recipient shall be solely responsible for the costs and expenses of any such audit, but not for any costs and expenses incurred by Provider either internally or to third parties in connection with such audit. In the event of such audit, Provider shall provide Recipient’s auditors reasonable access to all relevant books, records and personnel during normal business hours. In the event an audit reveals an overcharge or undercharge, the Party who, based on the results of the audit, owes money to the other Party shall have a reasonable time to review the documents that provide the basis for the conclusions reached by the audit. After such a review, to the extent such Party does not dispute the conclusions of the audit, such Party shall pay the other Party the undisputed amounts owed. The disputed amounts, if any, maybe resolved pursuant to Article 15.

Section 16.2 No Audit Rights for Telecommunication

Since Provider is not representing to Recipient that the lowest possible telecommunications rates or costs will be provided under this Agreement, Recipient will not have the right to engage a third party to audit the telecommunications rates under the Third Party Agreements for telecommunications and carrier services. Nothing set forth in the foregoing sentence shall have any bearing on the provisions of Addendum I. Recipient may, however, itself examine and review the rates specified in the Third Party Agreements for telecommunications carrier services in connection with the exercise of its audit rights under Section 16.1 hereof. The Parties agree that Provider will be strongly motivated to provide Recipient with competitive rates to encourage Recipient to continue to partner on future telecommunications contracts.

Section 16.3 Recipient Responsible for Third Party Electronic Interfaces

Recipient, at its expense, shall secure Provider’s right to use Recipient’s third party interfaces such as the Visa, MasterCard, Discover, and American Express electronic interfaces, as may be reasonably necessary to provide the Services. Recipient shall be responsible for managing the relationships with these third parties and paying all expenses related to the interfaces including telecommunications, hardware, software, interfaces, and support.

Section 16.4 Subcontracting

Subject to the provisions of Section 10.5 hereof, Provider may subcontract non-material portions of the Services without consent or approval of Recipient, provided that (i) the subcontractors sign and deliver to Recipient appropriate confidentiality agreements in advance of undertaking any of the Services and (ii) Provider remains primarily liable and obligated to Recipient for the timely and proper performance of all of its obligations hereunder and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

Section 16.5 Assignment

Except as provided in this Section 16.5, neither Party may assign this Agreement, in whole or in part, without the prior written consent and approval of the other Party hereto, which consent shall not be unreasonably withheld (provided however, in the case of any assignment by Provider, the Parties agree that the only basis on which Recipient may withhold such consent is if the assignee in not competent to provide the Services), except that either Party may, in connection with the sale of all or substantially all of its assets, any merger, consolidation, reorganization, or other business combination to which a Party is a party, assign its obligations and responsibilities hereunder to the purchaser in the case of a sale of assets, or the surviving entity in the case of a merger, consolidation or business combination, without the approval of the other Party. An assignment will not relieve a Party of any obligations under this Agreement. Any purported transfer, assignment or delegation that does not comply with the terms of this Section 16.5 shall be null and void and of no force or effect. Notwithstanding the foregoing, neither Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization or the acquisition of substantially all of the business and assets of the assigning Party relating to the Agreement if such successor’s principal business is the business of the other Party (i.e., the Health Business or the eCommerce Business).

Section 16.6 Consents and Approvals

Each Party will obtain all governmental and other consents necessary for it to provide or use, as the case may be, the Services.

Section 16.7 Relationship of the Parties

The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

Section 16.8 Non-solicitation or Hiring of Employees

During the Term and for eighteen (18) months thereafter neither Party will encourage or solicit any employee or consultant to leave the employ of the other Party; provided however, that the foregoing does not prohibit mass media “want ads” not specifically directed towards employees or consultants of a Party.

Section 16.9 Expenses

Except as otherwise expressly provided for herein, each Party shall bear its own costs and expenses in connection with this Agreement and the performance of its obligations and responsibilities hereunder.

Section 16.10 Notices

All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States certified mail, return receipt requested, postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

If to Provider, to:

NDCHealth Corporation

National Data Plaza

Atlanta, GA 30329-2010

Attention: Chief Executive Officer (by name)

If to Recipient, to:

Global Payments Inc.

Four Corporate Square

Atlanta, GA 30329-2010

Attention: Chief Executive Officer (by name)

Either Party may, by written notice delivered to the other Party in accordance with this Section, change the address to which delivery of any notice shall thereafter be made.

Section 16.11 Amendment and Waiver

This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 16.12 Entire Agreement

This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 16.13 Severability

The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.

Section 16.14 Governing Law

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data.

Section 16.15 Force Majeure

Except as may be set forth in the Procedures Manual, Provider will not be liable for any failure of performance of the Services under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute or governmental act or any other causes beyond Provider’s reasonable control, whether or not of the same class or kind as those specifically named above.

Section 16.16 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written

NDCHealth Corporation

By:	/s/ Randolph L. M. Hutto	Approved
Name:	Randolph L. M. Hutto	MTW
Title:	EVP	NDCHealth Legal Dept.

Global Payments Inc.

By:	/s/ Suellyn P. Tornay
Name:	Suellyn P. Tornay
Title:	General Counsel

EXHIBIT 1.01—INDEX OF THE TERMS DEFINED IN THE AGREEMENT

5000 Free Hours	Article 4(a)
AAA	Section 15.4
Account Manager	Section 10.2
Ad Hoc Project	Section 10.4
Added Devices	Article 8
Agreement	First Paragraph
Ancillary Systems	Article 8
Distribution	Background
Distribution Agreement	Background
Distribution Date	Background
eCommerce Business	Background
Effective Date	First Paragraph
Exclusive Devices	Article 8
Global	First Paragraph
Health Business	Background
indemnitee	Section 14.2
indemnitor	Section 14.2
Initial Term	Section 7.1
Losses	Section 14.1
Monthly Review	Section 10.1
NDC	First Paragraph
NDC Global Subsidiaries	Background
NDC Health Transition Project Manager	Section 7.8
Parties	First Paragraph
Party	First Paragraph
Procedures Manual	Section 9.1
Provider	First Paragraph
Recipient	First Paragraph
Recipient Confidential Information	Section 13.1
Senior Representative	Section 10.1
Services	Article 2
Shared Software	Section 11.2
Tandem Services	Article 2
Tandem System	Background
Telecom Carrier Contracts Services	Article 2
Telecom Services	Article 2
Telecom Support Services	Article 2
Telecom System	Background
Term	Section 7.2
Termination Assistance Services	Section 7.8
Termination Plan	Section 7.8
Third Party Agreements	Section 11.1
Toronto Termination Date	Article 4(a)
Transition Services	Section 7.8
Weekly Meetings	Section 10.2

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ADDENDUM I—TELECOM SERVICES

Telecom Carrier Contract Services

Recipient will utilize and be covered under the Third Party Agreements for telecommunications carrier services.

Telecom Support Services

In addition to the foregoing, Provider will supply to Recipient necessary telecommunications connectivity, engineering, procurement, operations and administrative services in connection with and in support of the Telecom Carrier Contract Services on a basis consistent with past practice and all such Services shall be provided by Provider to Recipient as part of the Telecom Support Services, which are included in the fixed fee set forth in Article 4.

Charges

Recipient shall be charged for and shall bear the direct cost of Recipient’s portion all charges of carriers and other third parties for Telecom Carrier Contract Services provided to Recipient hereunder in accordance with Article 4 (c) of the Agreement.

Expiration / Extension of Current Telecom Carrier Contracts

All of the Third Party Agreements for telecommunications carrier services terminate prior to the expiration or termination of this Agreement. Provider and Recipient will negotiate separate telecommunications contracts and will use commercially reasonable efforts to obtain the best possible telecommunication prices. The parties further agree to establish a Telecommunications Task Force, with an initial meeting to be set up in early December at a time convenient for both parties to work toward splitting such services.

Telecom Locations

Telecom Services will be provided to all of Recipient’s locations in existence as of the Effective Date. Upon the mutual agreement of the Parties, Provider may provide Telecom Services to any additional locations of Recipient added during the Term.

Overview of Telecom Support Services

Subject to change once the Telecom Carrier Contracts are re-negotiated, Provider will determine the necessary telecom services for a stated requirement (provided by Recipient), the best methodology for a solution, engineer a reliable and cost effective solution, negotiate with potential vendors, negotiate the best price, implement the solution, and monitor the solutions during its installed life for required performance. Recipient will be provided Provider’s lowest contract rates assuming forecasted volumes are met and are in accordance with carrier negotiated volumes for the particular rate levels.

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Specific Telecom Support Services which will be provided (unless no longer required in the sole discretion of Recipient provided, however, that such termination shall not affect the fixed fee set forth in Article 4 (a).

(a)	Provisioning

1.	Order, track, and coordinate the installation of voice and data circuits and related equipment.

(b)	Engineering

1.	Use commercially reasonable efforts to provide telecommunications data and voice engineering services so that network capabilities match product and business requirements.

2.	Manage an ongoing relationship with all telecommunication service providers and vendors. Actively pursue cost reductions in an aggressive manner to keep Recipient in a competitive position both technologically as well as economically.
3.	Use commercially reasonable efforts to cause the networks to operate efficiently with high availability at the lowest cost possible.

4.	Track new telecommunications technology trends, both tactical and strategic.

5.	Maintain a continuing dialog with all key vendors on trends and new offerings.

(c)	Administration

1.	Provide telecommunication vendor contract negotiation and maintenance.

2.	Audit and process communications vendors’ invoices for payment.

3.	Review and analyze communications cost and contracts of acquired companies.

4.	Develop annual communications budget expense based upon usage projections.

5.	Maintain reports and trends of expenses vs. plan for telecommunications.

6.	Evaluate new service and contract proposals from communications vendors.

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(d)	Network Operations

1.	7x24 monitoring of the data networks.

2.	Use commercially reasonable efforts to cause all networks to operate with minimal down time and at peak efficiency.
3.	Use commercially reasonable efforts to provide network operational support services so that capabilities match product and business requirements.

4.	Install and support leased lines and frame networks.

5.	Use commercially reasonable efforts to cause networks to perform at 99.5% availability, identifying and resolving problems quickly.

(e)	Voice Services

1.	Provide daily operation of the PBX, ACD, voicemail, IVR, and conference bridge systems at the Corporate Square and Dallas locations.

2.	Coordinate moves, adds, or changes for telephone services for headquarters personnel.

3.	Provide support to the call center and help desk operations by assisting in planning for moves, adds, or changes and day to day operational support and monitoring.

4.	Quickly identify problem areas in quality of service or availability of voice networks and services and take corrective action to resolve these areas with little or no disruption to customers.

5.	Coordinate and support the implementation of new voice applications or services with other divisions.

(f)	Other Services

1.	Provide electronic interfaces to third parties as reasonably necessary to provide the Services.

Personnel Levels and Skills Maintenance

Personnel levels will be maintained at least at pre-transition levels. Pertinent skills will be maintained at the levels necessary to properly maintain and support the particular technologies.

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ADDENDUM II—TANDEM SERVICES

General

Provider will provide to Recipient Tandem hardware/software facilities, operations, and technical support for transaction processing, cash management, and file transfer and Tandem-related communications hardware and software systems services including related technical and operations support services.

The Tandem Services will be provided (until no longer required in the sole discretion of Recipient provided, however, that such termination shall not affect the fixed fee set forth in Article 4 (a) except as set forth in Article 4 (a) regarding Toronto.

Locations

The Tandem Services will be provided for the following Recipient locations: Atlanta (including any new locations that become part of the Atlanta system complex), Dallas and Toronto.

Specific Tandem Services

(a)	Hardware/Software Processing Facilities:

•	Provide properly sized (based on results of Capacity Planning) Tandem Guardian OS based systems.

•	Maintain OS level system integrity. Provide system reliability through preventative software maintenance, carefully scheduled system updates, and quality control procedures:

•	Support the existing Recipient FrontEnd Communications applications.

•	Support the existing Recipient File Transfer application.

•	Support application modification of the existing Recipient FrontEnd Communications applications where feasible under the existing architecture.

•	Support application modification of the existing Recipient File Transfer applications where feasible under the existing architecture.

(b)	Operations

•	Provide 7x24 operations management support for the Tandem systems.

•	Provide method to coordinate and accept application operational support changes.

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•	Provide daily operations status reports.

•	Provide Backup and recovery

(c)	Technical Support

•	Provide 7x24 production level technical support for the Tandem systems.

•	Provide technology and applications guidance to Recipient in the best use of Tandem technology and proper application techniques.

•	Track new Tandem related technology trends, both tactical and strategic, that may have pertinence to Recipient’s current and future product offerings. Maintain a continuing dialog with all key vendors.

(d)	Capacity Planning

•	Conduct capacity analysis weekly (or more frequently if reasonably required) to plan for sufficient system capacity to handle anticipated peak loads. Work with the business units to develop business forecasts and track actuals against forecasts.

(e)	Capacity Acquisition

•	Manage acquisition and deployment of properly configured Tandem equipment based on capacity planning analysis

Interface Management

•	Use commercially reasonable efforts to timely deploy properly configured Tandem communications equipment based on Recipient customer interface requirements. This area will require highly coordinated integration with the telecommunications department’s communications provisioning services.

Personnel Levels and Skills Maintenance

•	Maintain current Recipientspecific Tandem staffing levels. Hire, train, and maintain well qualified personnel to staff the Communications Systems Engineering organization

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Reporting

•	Maintain current Recipientspecific reporting facilities. These include the daily operational status reports as well as the real time feeds into the existing monitoring systems.

•	The following regular monthly reporting will be provided by Provider to Recipient by the 10th day of each month for the preceding month:

•	Tandem processor capacity utilization

•	System Outages - planned or unplanned

•	Network outages - planned or unplanned

•	Communication port assignment/usage

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ADDENDUM IV—AD HOC SERVICES

General

Provider will use commercially reasonable efforts to provide to Recipient such other specific network and systems related services or projects as Recipient may from time to time reasonably request. The network and systems related services or projects that are referred to on Exhibit A shall not be considered Ad Hoc Services and all associated costs are included in the fixed fee referred to in Article 4(a).

All routine network and systems related services or projects shall be provided under Addendum I and Addendum II, are included in the fixed fees referred to in Article 4, and are not to be considered Ad Hoc Services. All network and systems related services or projects that relate to production problems, production issues, circuit implementation and de-implementation (except for circuit implementation and de-implementation requested in connection with the Transition Services), and any other projects or services that are similar in type or nature to the services being provided by Recipient at the time of the request are included in the fixed fees referred to in Article 4 and are not to be considered Ad Hoc Services.

No project or service shall be considered Ad Hoc Services unless the parties mutually agree in writing that such project or service is not included in Addendum I and/or Addendum II. If the Parties cannot mutually agree, the parties shall turn to the dispute resolution provisions of Article 15

Project Requests; Project Management.

Recipient shall submit all project requests to Provider using a Provider specified format. Not later than ten (10) calendar days after a project request is submitted by Recipient, Provider shall respond in writing either (i) that Provider is able to perform the project, together with the estimated timeframe and a quote indicating the number of man-hours necessary to complete the project and the resulting cost of the project based upon Recipient’s actual costs related to the applicable man-hours (prorated salary plus benefits) and the estimated out-of pocket expenses, (ii) that Provider is unable to evaluate its ability or to perform the project, or to provide an estimated timeframe and estimate cost for completion of the project, because the project request lacked needed specificity, information or other omissions, or (iii) in the event that Provider determines that the requested project will jeopardize overall reliability, response time, or other material aspects of the Tandem System or the Telecom System, that Provider will not perform the project. If Provider informs Recipient that Provider will not perform the project for the reasons set forth in subsection (iii) of this paragraph, the Provider and Recipient Senior Representatives will discuss the issues raised by the project request and the response, in good faith, to see if the Parties can mutually agree to a mutually satisfactory solution.

The status of all Ad Hoc Services projects will be reported at the Weekly Meetings. The status will include a listing of all projects in process and submitted, the completion status, and the amount of resources allocated. Before any project is commenced the Parties will agree upon a

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good faith estimate. Recipient shall use its internal resources for all Ad Hoc Services unless Provider agrees in writing to pay for a third party contractor.

Resource Commitment

Status reports prepared by Provider pursuant to this Addendum IV shall summarize the remaining man hours available to Recipient under the 5000 Free Hours and describe Recipient’s use of available man hours during the period covered by such report. All Ad Hoc Services are intended to be performed by this committed level of resources. If this resource level is insufficient to perform the requested Ad Hoc projects, the Recipient will have the option of requesting adding resources at extra cost in accordance with the methodology described herein. The resources available for project work will be shared with those resources required for technology support as is the current practice. This means that any promised delivery dates will be subject to modification if support or operations issues arise. Recipient will be promptly informed if the latter situation occurs. Provider will use commercially reasonable efforts to increase the resource level on any project if Recipient requests and Recipient agrees to fund all incremental costs thereof in accordance with the methodology described in the paragraph entitled Project Requests; Project Management set forth above. The Provider, however, does not guarantee the ability to increase resource levels due to the specialized nature of certain skill sets.

Timing of Project Requests

The parties agree that the estimated completion dates of projects set forth on Exhibit A and for future requested projects, whether such projects are determined to be Ad Hoc Services or included in the fixed fees set forth in Article 4, will be consistent with the past practices of the parties.

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EXHIBIT A TO ADDENDUM IV

Global Payments/NSS projects

Ranking	Court	Global Payments / NSS Projects	Prol Reg #	NSS Rcpt	ECD	Status	Phase	NSS Group
		Project Requests

	NDC	Migrage TCP/IP enable Visa Security Module	91	11/12/2003	TBD	11/12/03 Request received along with specs on CD

	NDC	New Concord Debit Interface for Central and East hosts	90	10/24/2003	10/03	11/12/03 In production. Okay to close? 11/6/03 Scheduled for move into production on 11/10 11/5/03 Testing underway

	NDC	Move Central protocol behavior to East dial-up program to support Visa POS check process	87	10/2/2003		10/24 Jeff working with requestor on this 10/2 Request received

	NDC	TNS NIP conversion to TCP/IP	83	9/8/2003		11/12 NSS Internal meeting scheduled for next week. 10/8 KB to schedule meeting with Rit_er. Barker, Roach to discuss		-

	GPN	Dial up TCP/IP connectivity via TNS	80	7/18/2003	10/03	10/2 terminal without backup unacceptable for GPN 8/21 Waiting on customer to provide terminal for testing 8/18 Technical call rescheduled to 8/20

	NDC	Develop telecom alternatives for Sprin_net applications	78	6/17/2003	06/04	11/5 NIPS still not connected to host; need public _rx issue resolved; delays in International circuits 10/25 NIPS installed

	GPN	Don Mills Relocation	76	5/9/2003	TBD	10/17/03 GPN still determining scope 9/17/03 Meeting held and GPN to write IF requests 9/10/03 Meeting scheduled for 9/11/03

	GPN	MQ Series software available on Tandem	64	12/23/2003	01/03	11/11/03 Coded and ready for testing; connectivity teleconference needs to be rescheduled 11/5/03 Rit_er questions answered

	GPN	FE Stand-in Processing	55	5/29/2002

10/9/03 Central platform cancelled; East Stand in is still a go waiting to be scheduled.

4/24/03 Decision made to do East stand in; however, need to work out scheduling.

3/5/03 Quote of 20 weeks effort emailed to Pam Sparkman

							TBD	Telecomm

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		Active Projects

	GPN	Migrate American Express connections to TCP/IP	88	TBD	01/03	11/6/03 Ian Griswold working on IFs 10/30 Jeff Cooper has completed his coding; will be testing next 3-4 weeks

	GPN	Support keyed EBT transactions	86	9/30/2003	10/03	10/9 Need to verify if this has been tested 9/20 request received and coding completed and ready for testing

**	To move east platform authorization only traffic to the stratus (or another system with a similar interface)

Convert the bisynchronous lease lines to another protocol in order to get off of the NT boxes

Global Payments/NSS projects

Ranking	Court	Global Payments /NSS Projects	Prol Reg #	NSS Rcpt	ECD	Status	Phase	NSS Group
	GPN	Concord TCP/IP interface	68	3/28/2003	TBD

10/16/03 Ready for production

10/2 Concord has made schema changes; may need to be re-tested

9/26 scheduled for production 9/29

9/11/03 Applications testing

8/21/03 Network connectivity testing complete; ready for applications testing

8/7 Network issues with testing; waiting to hear back from Concord

8/1 Coding complete and ready for test

7/17/03 Circuits installed next week

7/10/03 functional requirements for Tandem received

5/1/03 Quote provided; 24 hours; ISO support 80 hours;

	GPN	Provide detailed billing info on GL entries and allocations related to all voice comm services	61	9/4/2002	08/03	10/8/03 ATT, Verizon and Qwest bills outstanding ECD month-end 9/10/03 3 vendor bills outstanding 8/20/03 Billing moved; expect to see on separate bills	Quote	telecomm

	GPN	Move Comerica POS traffic from WorldCom to TNS	74	5/9/2003	TBD	9/18/03 still waiting on Comerica 8/28/03 Waiting on Comerica _/11/03 Bill Barker has sent pricing

3	GPN	Dallas Call Center Technology Upgrade (NOVA stand in)	54	5/10/2002	07/02	8/22/03 Nova will be leaving in November; will need to remove Nova specific Tandem code. 8/8/03 Issues causing re-test	Implementation	Tandem

3	GPN	Dallas Center Technology Upgrade - Contingency code	33	8/13/2001	03/03

10/16/03 95% complete; working remaining issues

9/17/03 GPN/Avaya working issues

8/28/03 GPN working to resolve issues

8/21/03 3 lines have Issues.

8/8/03 Issues causing re-test

8/1/03 ECD 8/15/03

7/17/03 Implementation underway

7/10/03 Implementation scheduled for next week

8/25/03 Stress testing continues

8/17/03 Additional stress testing

6/11/03 Stress test Issues; re-test scheduled 6/13

5/29/03 Implementation scheduled to begin

5/22/03 Issues with IVR being resolved.

5/1/03 Mid may Implemenlallon

							Implementation	Tandem

Global Payments/NSS projects

Ranking	Court	Global Payments / NSS Projects	Prol Reg #	NSS Rcpt	ECD	Status	Phase	NSS Group
4	NDC	Disaster Recovery and Backup	15	11/30/2001

11/05 Issue with one customer scheduled for testing on 11/6

10/28 Round 2 of testing completed on 10/23 with 4 of 6 customers successfully tested

10/15/03 IP tests scheduled for 10/21 and 10/23

9/10/03 Pilot IP customers scheduled to test on 9/17; next meeting 9/18

9/4/03 Meeting scheduled later today

8/1/03 GPN Internal Issues with account supports role

7/25 Meeting held and customers Identified for pilot.

7/10/03 List distributed; Jay to check on status of testing IP customers; KB to schedule meeting for next week

6/19/03 Waiting on Jay Bickham to distribute list; will check availability of Jeff Cooper to participate in testing

6/18/03 Meeting held; Jay Bickham to distribute list; Brian

							Implementation	Tandem / Telecomm

Transition Projects
	NDC	DV2 Migration to DHC

10/2/03 Ritter determining process flow/system administrator before sw Installed

7/17/03 Ritter has ordered source control software

6/18/03 Ritter to order source control software HC real time environment has not been removed. 5/15 anticipate more than a few weeks will be moved from different platform for source countrol handling and addressing auditing concerns.

Addendum VII—Capacity Planning

12-Month Rolling Forecasts

To facilitate capacity planning, Recipient will provide to Provider a 12-month rolling forecast of expected transaction volumes for the Tandem System (including hardware) and Telecom System capacity planning purposes in a format to be provided by Provider. Said 12-month forecast shall be provided by Recipient each month by the first day of each calendar month and shall provide a firm and fixed forecast commitment for the ensuing twelve calendar months. These capacity forecasts will be used by Provider as the basis for acquisition of Tandem hardware, TCP/IP network, and telecommunications capacity and for the charges for the Services in accordance with Addendum V. Provider and Recipient will meet at least monthly to review capacity requirements as well as actuals against forecasted plan.

Additional Capacity Requirements

If Provider reasonably determines that additional equipment is required for the sole purpose of satisfying the Recipient capacity requirements as reflected in capacity forecasts provided by Recipient to Provider hereunder, Provider shall promptly notify Recipient in writing and Recipient shall have up to 15 calendar days to either consent to such purchase by Provider or to give notice that it disputes the need for such purchase, in which case the dispute will be resolved pursuant to Article 15. No Added Device shall be purchased without Recipient’s written consent as set forth in Article 8(b).

Any and all costs incurred in connection with this Addendum VII are included in the fixed fees referred to in Article 4.

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